Exhibit 99.2

Coty Inc. Announces $200 Million Class A Share Repurchase Program

NEW YORK – February 14, 2014 -- Coty Inc. (NYSE: COTY) today announced that its Board of Directors has authorized the company to repurchase up to $200 million of its Class A common stock.

“This announcement reflects the board’s confidence in Coty and its future – both in terms of business prospects and the ability to generate strong cash flow,” stated Michele Scannavini, Coty CEO. “Our strong financial position provides us with the flexibility to continue to invest in our business while generating value for shareholders. In addition to utilizing cash flow to drive profitable growth and pay dividends, we believe that returning cash to shareholders in the form of stock repurchases is another way to deliver on the company’s ongoing commitment to enhance shareholder value.”

Repurchases will be made from time to time at the company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. No time has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time.

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About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For more information:

Investor Relations
Kevin Monaco, 212-389-6815, Senior Vice President, Treasurer and Investor Relations

Media
Catherine Walsh, 212-389-7346, Senior Vice President, Corporate Communications